File No. 70-9183

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  ---------------------------------------------

                        PRE-EFFECTIVE AMENDMENT NO. 4 TO

                                    FORM U-1

                           APPLICATION AND DECLARATION

                                    UNDER THE

                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                  ---------------------------------------------

                                 CMP GROUP, INC.
                           CENTRAL MAINE POWER COMPANY
                                 83 Edison Drive
                              Augusta, Maine 04336
                  ---------------------------------------------
                  (Name of companies filing this statement and
                     address of principal executive offices)

                                      None
                  ---------------------------------------------
                     (Name of top registered holding company
                     parent of each applicant or declarant)

                                 CMP Group, Inc.
                           Central Maine Power Company
                                c/o Anne M. Pare
                         Corporate Counsel and Secretary
                           Central Maine Power Company
                                 83 Edison Drive
                              Augusta, Maine 04336
                  ---------------------------------------------
                     (Name and address of agent for service)

                  The Commission is requested to mail copies of
                   all orders, notices and communications to:

                         E. Ellsworth McMeen, III, Esq.
                     LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                              125 West 55th Street
                          New York, New York 10019-4513


     The Form U-1 Application and Declaration in this proceeding, originally filed with the Commission on March 4, 1998, and amended on June 11, 1998, July 8, 1998, and August 6, 1998, is hereby amended to the extent indicated below.


Item 6.   The following exhibit is filed herewith.

D-4A      Response letter relating            Filed herewith.
          to the FERC Order.


                                   SIGNATURES

     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this application and declaration to be signed on their behalf by the undersigned thereunto duly authorized.

Date:  August 7, 1998                    CMP GROUP, INC.


                                         By:  /s/ Anne M. Pare
                                            ----------------------------------
                                            Name:  Anne M. Pare
                                            Title:  Treasurer, Corporate
                                                    Counsel and Secretary


Date:  August 7, 1998                    CENTRAL MAINE POWER COMPANY


                                         By:  /s/ Anne M. Pare
                                            ----------------------------------
                                            Name:  Anne M. Pare
                                            Title:  Corporate Counsel and
                                                    Secretary